EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland’s Rosebud Mine Enters Into
New Colstrip 1&2 Coal Supply Agreement

Colorado Springs, CO – March 26, 2007 — Westmoreland Coal Company (AMEX: WLB) announced today that its wholly-owned subsidiary, Western Energy Company, has entered into a new cost-plus agreement to supply the coal requirements of the adjacent Colstrip Steam Electric Generating Station Units 1&2 (“Colstrip 1&2”) through the remaining life of certain permitted coal reserves at the Rosebud Mine, which is located at Colstrip, Montana.

The Rosebud Mine has been supplying the full coal requirements of Colstrip 1&2 since the units were commissioned in 1975 and 1976 under a contract which will expire on December 31, 2009. Under the terms of the new agreement, set to take effect on January 1, 2010, the Rosebud Mine will dedicate certain permitted reserves to supply all or almost all of the plant’s solid fuel requirements of approximately three million tons per year through about 2019, and at least half thereafter. The Company projects that the term of the contract will extend through at least 2019 and potentially through the late 2020’s depending upon actual annual volumes in the later periods and certain milestones provided in the agreement.

In addition to Colstrip 1&2, the Rosebud Mine also supplies full coal requirements to the larger Colstrip Units 3&4 under a separate cost-plus pricing agreement that runs through 2019. The combined Colstrip Station is the second largest coal-fired power plant west of the Mississippi River and consumes approximately 10 million tons of coal annually, all supplied by the Rosebud Mine. The Rosebud Mine produced and sold almost 13 million tons in total during 2006.

Western Energy Company controls substantial additional uncommitted reserves available for development and sale from the Rosebud mine. Significant investment in new mining equipment will accompany the Colstrip Units 1&2 agreement.

“The improved pricing and term under the new agreement with Colstrip 1&2 reflect the increased value of minemouth coal-supply in an era of rising rail rates and recent transportation disruptions out of the Southern Powder River Basin,” said Todd A. Myers, President of Westmoreland Coal Sales Company.

Christopher K. Seglem, President, Chairman and CEO of Westmoreland Coal Company, added: “This new agreement fits very well into our strategy of building our coal business around profitable, long-term relationships with leading power generators. We are pleased with the win-win aspects of this agreement that will ensure that the Colstrip Station continues to be one of the most reliable, cleanest, and lowest cost sources of electricity in the United States.”

Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership and operation of the two-unit ROVA coal-fired power plant in North Carolina, an interest in a natural gas-fired power plant in Colorado, and the operation of four power plants in Virginia. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information visit www.westmoreland.com.

Safe Harbor Statement

Throughout this news release, we make statements which are not historical facts or information and that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, the information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the material weaknesses in the Company’s internal controls over financial reporting identified in Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2005 (Amendment No. 1 to our 2005 Form 10-K), the associated ineffectiveness of the Company’s disclosure controls; health care cost trends; the cost and capacity of the surety bond market; the Company’s ability to manage growth and significantly expanded operations; the ability of the Company to implement its growth and development strategy; the Company’s ability to pay the preferred stock dividends that are accumulated but unpaid; the Company’s ability to retain key senior management; the Company’s access to financing; the Company’s ability to maintain compliance with debt covenant requirements or obtain waivers from its lenders in cases of non-compliance; the Company’s ability to achieve anticipated cost savings and profitability targets; the Company’s ability to successfully identify new business opportunities; the Company’s ability to negotiate profitable coal contracts, price reopeners and extensions; the Company’s ability to predict or anticipate commodity price changes; the Company’s ability to maintain satisfactory labor relations; changes in the industry; competition; the Company’s ability to utilize its deferred income tax assets; the ability to reinvest cash, including cash that has been deposited in reclamation accounts, at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; the demand for electricity; the performance of ROVA and the structure of ROVA’s contracts with its lenders and Dominion Virginia Power; the effect of regulatory and legal proceedings; environmental issues, including the cost of compliance with existing and future environmental requirements; the contingencies of the Company discussed in Note 13 to the Consolidated Financial Statements; and the other factors discussed in Items 1, 2, 3 and 7 of the Company’s 2005 Amendment No. 1 to Form 10-K for the year ended December 31, 2005 and Form 10-Q for the period ended September 30, 2006 filed with the Securities and Exchange Commission. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company’s goals. The Company disclaims any duty to update these statements, even if subsequent events cause its views to change.

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Contact: Diane Jones (719) 442-2600